Exhibit 10.2
EXHIBIT A
LYFT, Inc.
2019 EMPLOYEE STOCK PURCHASE PLAN
SUBSCRIPTION AGREEMENT

Original Application	Offering Date:
Change in Payroll Deduction Rate

1.("Employee") hereby elects to participate in the Lyft, Inc. 2019 Employee Stock Purchase Plan (the "Plan") and subscribes to purchase shares of the Company's Common Stock in accordance with this Subscription Agreement, including the country specific terms as set forth in the appendix attached hereto, and the Plan. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Subscription Agreement.
2.Employee hereby authorizes payroll deductions from each paycheck in the amount of ___% (from 1%) to fifteen percent (15%); a decrease in rate may be to zero percent (0%)) of his or her Compensation on each payday during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.)
3.Employee understands said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. Employee understands that if he or she does not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise his or her option and purchase Common Stock under the Plan.
4.Employee has received a copy of the complete Plan and its accompanying prospectus. Employee understands that his or her participation in the Plan is in all respects subjection to the terms of the Plan.
5.Shares of Common Stock purchased by Employee under the Plan should be issued in the name of ___________________ Employee (or, if permitted by Applicable Laws and designated by Employee, Employee and Spouse).
6.If an Employee is a U.S. taxpayer, Employee understands that if he or she disposes of any shares that he or she purchased under the Plain with two (2) years after the Enrollment Date (the first day of the Offering Period during which he or she purchased such shares) or (1) year after the applicable Exercise Date, he or she will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased over the price paid for the shares. If an Employee is a U.S. taxpayer, Employee here by agrees to notify the Company in writing within thirty (30) days after the date of any disposition of such shares and to make adequate provision for federal, state or other tax withholding obligations, if any, that arise upon the disposition of such shares. The Company may, but will not be obligated to, withhold the Employee's compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to Employee's sale or disposition of such shares. If an Employee is a U.S. taxpayer, Employee understands that if he or she disposes of such shares at any time after the expiration of the two (2)-year and one (1)-year holding periods, he or she will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (i) the excess of the fair market value of the shares at the time of such disposition over the purchase price paid for the shares, or (ii) fifteen percent (15%) of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.
7.Responsibility for Taxes.
a.Employee acknowledges that, regardless of any action taken by the Company or, if different, the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Employee's participation in the Plan and legally applicable to Employee (“Tax-Related Items”) is and remains Employee's responsibility and may exceed the amount, if any, actually withheld by the Company and/or the Employer. Employee further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of Employee's participation in the Plan, including the grant or exercise of the option to purchase shares of Common Stock, the purchase of shares of Common Stock under the Plan, the subsequent sale of such shares acquired under the Plan and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the option to purchase shares of Common Stock under the Plan to reduce or eliminate Employee's liability for Tax-Related Items or achieve any particular tax result. Further, if Employee is subject to Tax-Related Items in more than one jurisdiction, Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
b.Prior to any relevant tax or tax withholding event, as applicable, Employee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Employee authorizes the Company and/or the Employer to satisfy their withholding obligations with regard to all Tax-Related Items by withholding from Employee's wages or other cash compensation otherwise payable to Employee by the Company and/or the Employer. If the obligations for Tax-Related Items cannot be satisfied by withholding from Employee's wages or other cash compensation as contemplated herein, then Employee authorizes the Company and/or the Employer or their respective agents to satisfy their withholding obligations with regard to all Tax-Related Items by withholding from proceeds of the sale of shares of Common Stock acquired upon exercise of the option, either through a voluntary sale or through a mandatory sale arranged by the Company (on Employee's behalf pursuant to this authorization, without further consent), or, if such method is problematic under applicable tax or securities law or has materially adverse accounting consequences, by withholding from the shares of Common Stock to be issued upon exercise of the option to purchase such shares. The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including maximum applicable rates in Employee's jurisdiction. If Tax-Related Items are withheld in excess of Employee's actual tax liability, any over-withheld amount may be refunded to Employee in cash (with no entitlement to the Share equivalent) or, if not refunded, Employee may be entitled to a refund from the local tax, social security or other applicable authorities. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Employee will be deemed to have been issued the full number of Shares subject to the exercised option, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of satisfying withholding obligations for Tax-Related Items.
c.Finally, Employee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Employee's participation in the Plan or Employee's purchase of shares of Common Stock that cannot be satisfied by the means previously described. The Company may refuse to purchase shares of Common Stock on Employee's behalf under the Plan and refuse to deliver such shares if Employee fails to comply with Employee's obligations in connection with the Tax-Related Items as described in this section.
8.Nature of Grant. By enrolling in the Plan and making enrollment elections, Employee acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the grant of the option to purchase shares of Common Stock under the Plan is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(c)all decisions with respect to future options or other grants, if any, will be at the sole discretion of the Company;

(d)Employee's participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer, any Subsidiary or Affiliate and shall not interfere with the ability of the Employer to terminate Employee's employment relationship (if any) at any time;

(e)Employee is voluntarily participating in the Plan;

(f)the option and any shares of Common Stock purchased under the Plan, and the income from and value of the same, are not intended to replace any pension rights or compensation;

(g)the option and any shares of Common Stock purchased under the Plan, and the income from and value of the same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;

(h)unless otherwise agreed with the Company, in writing, the option and any shares of Common Stock purchased under the Plan, and the income from and value of the same, are not granted as consideration for, or in connection with, any service Employee may provide as a director of a Subsidiary or Affiliate;

(i)the future value of the underlying shares of Common Stock purchased or to be purchased under the Plan is unknown, indeterminable and cannot be predicted with certainty;

(j)if shares of Common Stock are purchased for Employee at the end of an Offering Period, the value of the shares acquired under the Plan may increase or decrease in value, even below the Purchase Price;

(k)no claim or entitlement to compensation shall arise from forfeiture of the option to purchase shares of Common Stock resulting from Employee ceasing to provide employment or other services to the Company or the Employer (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Employee is employed or the terms of Employee's employment agreement, if any);

(l)in the event of Employee's termination of employment (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Employee is employed or the terms of Employee's employment agreement, if any), unless otherwise determined by the Company, Employee's right to participate in and to purchase shares of Common Stock under the Plan, if any, will terminate effective as of the date that Employee is no longer actively providing services to the Employer, the Company or one of its Designated Companies and will not be extended by any notice period (e.g., active services would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Employee is employed or the terms of Employee's employment agreement, if any); the Board (or the Committee) shall have the exclusive discretion to determine when Employee is no longer actively providing services for purposes of Employee's participation in the Plan (including whether Employee may still be considered to be provided services while on a leave of absence); and

(m)neither the Company, the Employer nor any other Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between Employee's local currency and the United States Dollar that may affect the value of the option or any amounts due to the Employee pursuant to Employee's participation in the Plan or the subsequent sale of any shares of Common Stock acquired at purchase.

9.Data Privacy. Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Employee’s personal data as described in this Subscription Agreement and any other offering materials by and among, as applicable, the Employer, or the Company and any Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing Employee’s participation in the Plan.
Employee understands that the Company and the Employer may hold certain personal information about Employee, including, but not limited to, Employee’s name, home address and telephone number, date of birth, social insurance/security number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options to purchase shares of Common Stock or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Employee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
Employee understands that Data will be transferred to Charles Schwab & Co., Inc. (“Schwab”), and any other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration, and management of the Plan. Employee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than Employee’s country. Employee understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Employee authorizes the Company, Schwab, any other stock plan service provider selected by the Company (presently or in the future), and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Employee understands that Data will be held only as long as is necessary to implement, administer and manage Employee’s participation in the Plan. Employee understands that where provided by law, he or she may exercise rights related to the Data, including, for example the rights to request to view Data, request additional information about the storage and processing of Data, request necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Employee understands that he or she is providing the consents herein on a purely voluntary basis. If Employee does not consent, or if Employee later seeks to revoke his or her consent, his or her status as an Employee and career with the Employer will not be affected; the only consequence of refusing or withdrawing

Employee’s consent is that the Company would not be able to allow Employee's participation in the Plan or administer or maintain such participation. Therefore, Employee understands that refusing or withdrawing his or her consent may affect Employee’s ability to participate in the Plan. For more information on the consequences of Employee’s refusal to consent or withdrawal of consent, Employee understands that he or she may contact his or her local human resources representative.
10.No Advice Regarding Participation. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Employee's participation in the Plan, or the purchase of shares of Common Stock or the sale of shares of Common Stock acquired under the Plan. Employee should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
11.Insider Trading Restrictions/Market Abuse Laws. Depending on Employee's country, the broker’s country or the country in which the shares of Common Stock are listed, Employee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States, Employee's country or the broker or any other stock plan service provider’s country, which may affect Employee's ability to directly or indirectly, for Employee or a third party, accept, acquire, sell, attempt to sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., options) or rights linked to the value of shares of Common Stock during such times as Employee is considered to have “inside information” (as defined by the laws in the applicable jurisdictions) regarding the Company, Employer, or any Subsidiary or Affiliate. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Employee placed before Employee possessed inside information. Furthermore, Employee could be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Employee understands that any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company or Employer, Subsidiary or Affiliate insider trading or confidential information policy. Employee acknowledges that it is his or her responsibility to comply with any applicable restrictions and that Employee should consult with his or her personal legal advisor on this matter.
12.Foreign Asset/Account Reporting and Exchange Control Information. Employee understands that Employee's country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect Employee's ability to purchase or hold shares of Common Stock under the Plan or receive cash from Employee's participation in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside Employee's country. Employee understands that he or she may be required to report such accounts, assets or transactions to the tax or other authorities in Employee's country. Employee further understands that he or she may be required to repatriate shares of Common Stock or proceeds acquired as a result of participating in the Plan to Employee's country through a designated bank/broker and/or within a certain time. Employee acknowledges and agrees that it is Employee's responsibility to be compliant with such regulations and understands that he or she should speak to with his or her personal legal advisor for any details regarding any foreign asset/account reporting or exchange control reporting requirements in Employee's country arising out of Employee's participation in the Plan.
13.Governing Law and Venue. The provisions of this Subscription Agreement, the option to purchase shares of Common Stock and Employee's participation in the Plan are governed by, and subject to, the laws of the State of California (except its choice-of-law provisions). For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Subscription Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the federal or state courts of California, and no other courts, where this grant is made and/or to be performed.

14.Language. Employee acknowledges that her or she is proficient in the English language, or has consulted with an advisor who is proficient in the English language, so as to enable Employee to understand the provisions of this Subscription Agreement and the Plan. If Employee has received this Subscription Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
15.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to the option and participation in the Plan or future options that may be granted under the Plan by electronic means or request Employee's consent to participate in the Plan by electronic means. Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
16.Appendix. Notwithstanding any provision of this Subscription Agreement, the grant of the option to purchase shares of Common Stock and any shares of Common Stock acquired under the Plan shall be subject to any additional terms and conditions set forth in the Appendix to this Subscription Agreement for Employee's country, if any. Moreover, if Employee relocates to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Such terms and conditions are incorporated by reference into and are part of this Subscription Agreement.
17.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Employee's participation in the Plan, on the option and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
18.Severability. The provisions of this Subscription Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
19.Waiver. Employee acknowledges that a waiver by the Company of breach of any provision of this Subscription Agreement shall not operate or be construed as a waiver of any other provision of this Subscription Agreement, or of any subsequent breach by Employee.

Employee hereby agrees to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon Employee's eligibility to participate in the Plan.

Employee's Social Security / National Insurance Number (for U.S. / U.K. tax payers only)" Employee's Address

20.EMPLOYEE UNDERSTANDS THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY EMPLOYEE.

Dated:
Signature of Employee

APPENDIX TO

LYFT, INC.
2019 EMPLOYEE STOCK PURCHASE PLAN
SUBSCRIPTION AGREEMENT

Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Subscription Agreement.

Terms and Conditions
This Appendix includes additional terms and conditions that govern the option to purchase shares of Common Stock granted to Employee under the Plan if Employee resides and/or works in one of the countries listed below.

If Employee is a citizen or resident of a country other than the one in which Employee is currently residing and/or working, transfers employment and/or residency after the Offering Date, or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to Employee.

Notifications

This Appendix also includes information regarding certain other legal issues of which Employee should be aware with respect to Employee's participation in the Plan. The information is based on the securities and other laws in effect in the respective countries as of September 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Employee not rely on the information in this Appendix as the only source of information relating to the consequences of Employee's participation in the Plan because the information may be out of date by the Purchase Date or when Employee sells shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Employee's particular situation, and the Company is not in a position to assure Employee of a particular result. Accordingly, Employee should seek appropriate professional advice as to how the relevant laws in Employee's country may apply to his or her situation.

Finally, if Employee is a citizen or resident of a country other than the one in which Employee is currently residing and/or working, transfers employment and/or residency after the Offering Date, or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to Employee in the same manner.

Data Privacy Notice for Employees Inside the European Union and European Economic Area
Purposes and Legal Bases of Processing. The Company processes Data (as defined below) for the purpose of administering and managing Employee's participation in the Plan and facilitating compliance with applicable tax, exchange control, securities and labor law. The legal basis for the processing of Data by the Company and the third-party service providers described below is the necessity of the data processing for the Company to perform its contractual obligations in connection with the option to purchase shares of Common Stock and for the Company’s legitimate business interests of managing the Plan and generally administering employee equity awards.
Data Collection and Processing. The Company collects, processes and uses the following types of personal information about Employee: Employee's name, address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company details of all shares of Common Stock acquired under the Plan or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in Employee's favor (“Data”), for the legitimate purpose of managing Employee's participation in the Plan.
Stock Plan Administration Service Providers. The Company transfers Data to Charles Schwab & Co., Inc. (“Schwab”), an independent service provider based in the U.S. which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such different service provider that serves the Company in a similar manner. Employee may be asked to agree on separate terms and data processing practices with Schwab, with such agreement being a condition for Employee to participate in the Plan. The Company may further transfer Data to other third party service providers, if necessary to ensure compliance with applicable tax, exchange control, securities and labor law. Such third party service providers may include the Company’s outside legal counsel and auditor.
International Data Transfers. The Company and Schwab operate, relevant to the Company, in the U.S., which means that it will be necessary for Data to be transferred to, and processed in, the U.S. Employee understands and acknowledges that the U.S. is not subject to an unlimited adequacy finding by the European Commission and that Employee's Data may not have an equivalent level of protection as compared to Employee's country of residence. The Company complies with applicable legal requirements providing adequate protection for these transfers of Data. Data that the Company collects from Employee will be transferred to, and stored at/processed in the United States, under the European Commission’s model contracts for the transfer of personal data to third countries (i.e., the standard contractual clauses), pursuant to Decision 2004/915/EC. Employee should contact [***] should he or she wish to examine the intra-group standard data protection clauses entered into by the Company Group.
Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage Employee's participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws, which may extend beyond Employee's employment. Once the required retention period has elapsed for any of the above purposes, the Company will cease processing of Data to the fullest extent practicable.
Data Subject Rights. Employee may have a number of rights under applicable data privacy laws. Depending on where Employee is based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in Employee's jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Employee can contact [***].

Contractual Requirement. Employee's provision of Data and its processing as described above is a contractual requirement and a condition to Employee's ability to participate in the Plan. Employee understands that, as a consequence of Employee refusing to provide Data, the Company may not be able to allow Employee to participate in the Plan, allow Employee to purchase of any shares of Common Stock or grant other equity awards to Employee or administer or maintain such awards. However, Employee's participation in the Plan is purely voluntary. While Employee will not receive the option to purchase shares of Common Stock or any other equity awards if Employee decides against providing Data as described above, Employee's career and salary will not be affected in any way.

CANADA
Terms and Conditions
Termination of Employment. The following provision replaces Section 8(l) of the Subscription Agreement:
In the event of Employee's termination of employment or other services to the Company, the Employer or any Subsidiary or Affiliate (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Employee is employed or under the terms of Employee's employment agreement, if any), Employee understands that he or she shall cease to have any right or entitlement to participate in the Plan and purchase any shares of Common Stock under the Plan. For purposes of the preceding sentence, and unless otherwise required by Applicable Laws, Employee understands that his or her right to participate in the Plan will terminate effective as of the earliest of (i) the date Employee's employment is terminated, (ii) the date Employee receives written notice of termination of employment from the Employer and (iii) the date on which Employee is no longer actively employed, regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to statutory law, regulatory law and/or common law). In the event the date of Employee's termination cannot be reasonably determined under the terms of the Subscription Agreement and the Plan, the Board (or the Committee) shall have the exclusive discretion to determine when Employee is no longer actively providing service for purposes of Employee's participation in the Plan (including whether Employee may still be considered to be provided services while on a leave of absence).
The following provisions apply to Employees in Quebec:
Data Privacy. The following provision supplements the “Data Privacy” provision of the Subscription Agreement:
Employee hereby authorizes the Company and the Company’s representative to discuss with and obtain all relevant information from all personnel (professional or non-professional) involved with the administration of the Plan. Employees further authorizes the Company, the Employer, and any other stock plan service provider as may be selected by the Company or the Employer in the future to assist with the Plan to disclose and discuss Employee's participation in the Plan with their advisors. Employee also authorizes the Company and the Employer to record such information and keep it in Employee's employee file.
Consent to Receive Information in English. The parties acknowledge that it is their express wish that the option grant, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette Convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente Convention.
Notifications
Securities Law Acknowledgment. Employee acknowledges and agrees that Employee will sell shares of Common Stock acquired through participation in the Plan only outside of Canada through the facilities of a stock exchange on which the shares of Common Stock are listed. Currently, the shares of Common Stock are listed on Nasdaq Global Select Market under the symbol “LYFT”.
Foreign Asset/Account Reporting Information. Employee is required to report any foreign specified property (including Common Stock acquired under the Plan) with a value exceeding C$100,000 on Form T1135 (Foreign Income Verification Statement) on an annual basis. The statement is due at the same time as Employee’s annual tax return. The shares of Common Stock must be reported (generally, at nil cost) on Form 1135 if the C$100,000 value threshold is exceeded due to other foreign specified property Employee holds. When shares of Common

Stock are acquired, their value generally is the adjusted cost base (“ACB”) of such shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if Employee owns other Shares, this ACB may have to be averaged with the ACB of the other Shares.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 in connection with the sale of securities (e.g., shares of Common Stock) and/or dividends received in relation to shares must be reported monthly to the German Federal Bank. Employee is responsible for satisfying the reporting obligation and must file the report electronically by the fifth day of the month following the month in which the payment is received. A copy of the form can accessed via the German Federal Bank's website at www.budesbank.de and is available in both German and English. No report is required for payments less than €12,500.
MEXICO
Terms and Conditions
Authorization for Plan Participation. The following provision supplements Sections 2, 3 and 4 of the Subscription Agreement:
Employee hereby authorizes Lyft Platform Mexico, S. de R.L. de C.V. ("Lyft Mexico" and/or "the Employer"), to take Contributions in the form of payroll deductions from Employee's Compensation for each pay period in the U.S. dollar amount of Employee's Compensation that Employee has specified during enrollment. This withholding will continue until Employee informs the Employer in writing to stop such payroll deductions.
Employee hereby further requests that the accumulated Contributions to which the preceding paragraph refers shall be delivered by the Employer to the Company and shall be used by the Company or its designated broker to purchase shares of Common Stock in accordance with the terms and conditions of the Plan and the Subscription Agreement.
Employee acknowledges and agrees that the participation of the Employer in the Plan is limited to acting as an intermediary in delivering to the Company the amounts withheld from Employee's Compensation each pay period and that the benefits under the Plan are not fringe benefits provided by the Employer. The Employer will make no additional salary payment or other compensation to Employee as a result of the Plan. Employee further acknowledges that the deductions Employee has authorized are not a loss of salary and that Employee have received in full his or her entire salary for each pay period during Employee's participation in the Plan.
Acknowledgement of the Subscription Agreement. By accepting the Subscription Agreement, Employee acknowledges that Employee has received a copy of the Plan and the Subscription Agreement, including this Appendix, which Employee has reviewed. Employee further acknowledges that Employee accepts all the provisions of the Plan and the Subscription Agreement, including this Appendix. Employee also acknowledges that Employee has read and specifically and expressly approves the terms and conditions set forth in Section 8 of the Subscription Agreement, which clearly provide as follows:
(1)    Employee's participation in the Plan does not constitute an acquired right;
(2)    The Plan and Employee's participation in it are offered by the Company on a wholly discretionary basis;
(3)    Employee's participation in the Plan is voluntary; and
(4)    The Employer, the Company and its Subsidiaries and Affiliates are not responsible for any decrease in the value of any shares of Common Stock acquired at purchase.

Labor Law Acknowledgement and Policy Statement. By accepting the Subscription Agreement, Employee acknowledges that the Company with registered offices at 185 Berry Street, 5000, San Francisco, CA 94107, United States of America, is solely responsible for the administration of the Plan. Employee further acknowledges that Employee's participation in the Plan, the offer of participation, the grant of the option and any acquisition of shares of Common Stock under the Plan do not constitute an employment relationship between Employee and the Company because Employee is participating in the Plan on a wholly commercial basis and Employee's sole employer is a Mexican legal entity, Lyft Platform Mexico, S. de R.L. de C.V. (“Lyft Mexico”). Based on the foregoing, Employee expressly acknowledges that the Plan and the benefits that Employee may derive from participation in the Plan do not establish any rights between Employee and the Employer, Lyft Mexico, and do not form part of the employment conditions and/or benefits provided by Lyft Mexico, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Employee's employment.
Employee further understands that Employee's participation in the Plan is the result of a unilateral and discretionary decision of the Company, therefore, the Company reserves the absolute right to amend and/or discontinue Employee's participation in the Plan at any time, without any liability to Employee.
Finally, Employee hereby declares that Employee does not reserve any action or right to bring any claim against the Company and/or Lyft Mexico for any compensation regarding any provision of the Plan or the benefits derived under the Plan, and that Employee therefore grants a full and broad release to Lyft Mexico, the Company, its Subsidiaries, Affiliates, with respect to any claim that may arise.
MÉXICO
Términos y Condiciones
Autorización para Participación en el Plan. Las siguientes disposiciones complementan las Secciones 2, 3 y 4 del Contrato de Suscripción:
El Empleado en este acto autoriza a Lyft Platform México, S. de R.L. de C.V. (“Lyft México” y/o el “Patrón”), para tomar Aportaciones en forma de deducciones de la nómina de la Compensación del Empleado, por cada período de pago, por el importe en dólares, moneda de curso legal en los Estados Unidos de América de la Compensación del Empleado, que este último haya especificado al momento de la contratación. Esta retención se seguirá aplicando hasta en tanto el Empleado informe al Patrón, por escrito, que suspenda dichas deducciones de nómina.
El Empleado, asimismo, en este acto solicita que el Patrón entregue las Aportaciones acumuladas a las que se hace referencia en el párrafo anterior a la Sociedad, y que la Sociedad o el corredor que esta última designe, las utilice para la compra de Acciones Ordinarias, de acuerdo con los términos y Condiciones del Plan y del Contrato de Suscripción.
El Empleado reconoce y acuerda que la participación del Patrón en el Plan, se limita a actuar como intermediario para entregar a la Sociedad los importes retenidos de la Compensación del Empleado en cada período de pago, y que los beneficios derivados del Plan no constituyen prestaciones adicionales a las de ley, que el Patrón ofrece. El Patrón no realizará pagos adicionales al salario de ningún tipo, ni otras compensaciones al Empleado, como resultado del Plan. El Empleado asimismo reconoce que las deducciones que este último ha autorizado, no constituyen pérdida de salario y que el Empleado ha recibido su salario íntegro para cada período de pago durante la participación del Empleado en el Plan.
Reconocimiento del Contrato de Suscripción. Al aceptar el Contrato de Suscripción, el Empleado reconoce haber recibido una copia del Plan y del Contrato de Suscripción, incluyendo el presente Apéndice, los cuales ha revisado. El Empleado asimismo reconoce que acepta todas las disposiciones del Plan y del Contrato de

Suscripción, incluyendo el presente Apéndice. El Empleado igualmente reconoce haber leído y que aprueba específica y expresamente los términos y condiciones establecidos en la Sección 8 del Contrato de Suscripción, la cual establece claramente lo siguiente:
(1)La participación del Empleado en el Plan, no constituye un derecho adquirido;
(2)La Sociedad ofrece el Plan y la participación del Empleado en el mismo, de manera completamente discrecional;
(3)La participación del Empleado en el Plan es voluntaria; y
(4)El Patrón, la Sociedad y sus Subsidiarias y Filiales no son responsables de la disminución en el valor de las Acciones Ordinarias adquiridas al momento de la compra.
Reconocimiento de la Ley Laboral y Declaración de Política. Al aceptar el Contrato de Suscripción, el Empleado reconoce que la Sociedad, con oficina registrada en 185 Berry Street, 5000, San Francisco, CA 94107, Estados Unidos de América, es la única responsable de la administración del Plan. El Empleado asimismo reconoce que su participación en el Plan, la oferta de participación, el otorgamiento de la opción y cualquier adquisición de Acciones Ordinarias conforme al Plan, no constituye una relación laboral entre el Empleado y la Sociedad, debido a que el Empleado participa en el Plan sobre una base exclusivamente comercial, y que el único patrón del Empleado es la persona moral mexicana Lyft Platform México, S. de R.L. de C.V. (“Lyft México”). Con base en lo anterior, el Empleado reconoce expresamente que el Plan y los beneficios que el Empleado podrá recibir como resultado de su participación en el Plan, no constituyen la creación de derechos entre el Empleado y el Patrón, Lyft México, y no forman parte de las condiciones de trabajo y/o prestaciones que Lyft México ofrece, y que toda modificación al Plan o su terminación, no constituyen cambio o afectación a los términos y condiciones de la relación laboral del Empleado.
El Empleado asimismo entiende que su participación en el Plan es resultado de una decisión unilateral discrecional de la Sociedad; por lo tanto, la Sociedad se reserva el derecho absoluto de modificar y/o descontinuar la participación del Empleado en el Plan en cualquier momento, sin responsabilidad para el Empleado.
Finalmente, el Empleado en este acto declara no reservarse acción o derecho de interponer reclamación alguna en contra de la Sociedad y/o Lyft México a cambio de compensación, en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y que el Empleado, por lo tanto, otorga el más amplio y extenso finiquito a Lyft México, la Sociedad, sus Subsidiarias y Filiales, con respecto a cualquier reclamación que pudiera surgir.
Notifications
Securities Law Acknowledgment. The option to purchase shares of Common Stock and the Common Stock acquired under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Subscription Agreement and any other document relating to the option to purchase shares of Common Stock may not be publicly distributed in Mexico. These materials are addressed to Employee only because of Employee’s existing relationship with the Company, its Subsidiaries, or Affiliates and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of Lyft Mexico made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offer shall not be assigned or transferred.

UNITED KINGDOM
Terms and Conditions

Tax Obligations. The following provision supplements Section 7 of the Subscription Agreement:

Without limitation to Section 7, Employee agrees that Employee is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or other relevant authority). Employee also hereby agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax or other relevant authority) on Employee's behalf.

Notwithstanding the foregoing, if Employee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), Employee may not be able to indemnify the Company or the Employer for the amount of any Tax-Related Items not collected from or paid by Employee, as it may be considered a loan. In this case, the amount of any uncollected Tax-Related Items may constitute a benefit to Employee on which additional income tax and national insurance contributions (“NICs”) may be payable. Employee understands and acknowledges that Employee will be responsible for reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable, for any employee NICs due on this additional benefit, which may be obtained from Employee by the Company or the Employer at any time thereafter by any of the means referred to in Section 7 of the Subscription Agreement.